Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Good Works Acquisition Corp. (the “Company”) on Form S-1 of our report dated August 24, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Good Works Acquisition Corp as of July 20, 2020 and for the period from June 24, 2020 (inception) through July 20, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

August 24, 2020